Exhibit 99.1

Contact:	Robert J. Medlock Executive Vice President & Chief Financial Officer (281) 897-7788

NCI BUILDING SYSTEMS REPORTS NET INCOME PER DILUTED SHARE
MORE THAN DOUBLES TO $1.13 FOR THE FOURTH QUARTER OF FISCAL 2004

FULL-YEAR EARNINGS INCREASE 87% TO $2.24 PER DILUTED SHARE

ESTABLISHES FIRST-QUARTER AND FISCAL 2005 EARNINGS GUIDANCE

HOUSTON (Dec. 8, 2004) - NCI Building Systems, Inc. (NYSE: NCS) today announced record financial results for the fourth quarter and year ended October 30, 2004. For the quarter, sales increased 25% to $319.0 million from $254.8 million for the fourth quarter of fiscal 2003. Net income more than doubled for the fourth quarter of fiscal 2004 to $23.0 million, or $1.13 per diluted share, from $10.1 million, or $0.53 per diluted share, for the fourth quarter of fiscal 2003.

     Sales for fiscal 2004 were $1.1 billion, a 21% increase over $898.2 million for fiscal 2003. Net income increased 97% to $44.9 million for fiscal 2004 from $22.8 million for fiscal 2003, while net income per diluted share rose 87% to $2.24 from $1.20. Results for fiscal 2004 include the previously announced charge for debt refinancing costs of approximately $9.9 million ($5.8 million, or $0.29 per diluted share, after tax).

     “NCI produced strong profitable growth for the fourth quarter and fiscal 2004,” remarked A.R. Ginn, Chairman and Chief Executive Officer of NCI. “We achieved this growth in a fiscal year marked by an improving industry and economic environment, as well as by the disruptions caused by significant steel pricing volatility. Although steel prices are still increasing at a moderate pace, they have substantially stabilized compared with the second and third quarters of fiscal 2004, supporting our expectations of reduced pricing volatility during fiscal 2005. In addition, industry conditions are expected to improve. As a result, we expect to produce further profitable growth for the first quarter and full-year fiscal 2005.

     “Our growth for the fourth quarter reflected higher steel pricing in all three of our primary businesses. In addition, we achieved significant increases in productivity and operating efficiencies that drove the expansion of our profit margins. Our fourth-quarter earnings exceeded our original guidance primarily because of stronger-than-anticipated product volume growth in our Buildings business, which further enhanced our operating leverage. Although our financial results for our Components business improved on a comparable-quarter basis, our fourth-quarter Components product volume declined primarily due to both strong product volume for the fourth quarter of fiscal 2003 and competitive inventory liquidations at pricing

-MORE-

10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675

NCI Building Systems Reports Fourth-Quarter Results

Dec. 8, 2004

levels that we chose not to offer. Because of this pricing discipline and the productivity improvements discussed above, we strengthened our margins for the quarter, contributing to the growth in income from operations to 12.1% of revenues for the fourth quarter of fiscal 2004 from 8.6% for the fourth quarter of fiscal 2003.

     “We complemented our profitable growth for the fourth quarter and full-year fiscal 2004 with a strengthening financial position, including an improvement in our ratio of debt to total capitalization to 35.1% at the end of fiscal 2004 from 42.9% at the end of fiscal 2003. We accomplished this improvement in spite of the substantial growth in inventories that resulted from changing inventory practices of our steel suppliers. As a result of the refinancing and debt redemption completed during the third quarter, we completed fiscal 2004 with over $100 million in available borrowings under our new facility and significantly reduced interest costs.

     “Subsequent to the end of fiscal 2004, we increased our cash availability through the previously announced completion of an offering of $180 million convertible senior subordinated notes. We intend to use the net proceeds from the offering to finance future acquisitions, as well as to pay the cash portion of the purchase price for the Heritage Building Systems and Steelbuilding.com acquisitions, which were consummated earlier today. Today, we also announced a definitive purchase agreement for the purchase of the minority 49% interest in our manufacturing facility in Monterey, Mexico, which we expect to consummate on December 13, 2004. Any of the net proceeds not used to fund acquisitions in 12 to 18 months after the completion of the offering will be applied towards the repayment of debt under our existing senior credit agreement.”

     Based on NCI’s fiscal 2004 financial results and assuming stabilized steel pricing, together with improving industry and economic conditions, the Company today established its guidance for net income per diluted share for fiscal 2005 in a range of $2.80 to $3.05. In addition, NCI established its guidance for net income per diluted share for the first quarter of fiscal 2005 in a range of $0.40 to $0.43, compared with $0.29 per diluted share for the first quarter of fiscal 2004.

     Mr. Ginn concluded, “After an unprecedented three-year decline in the non-residential construction market, our fiscal 2004 results demonstrate the potential inherent in our position as a leading, low cost producer in businesses favorably affected by a strengthening economy. Although we enter the seasonally slow half of our fiscal year with some concern about the pricing pressure in our Components business, we believe our earnings visibility is much improved versus the last several years. Because of the support we provided our customers during fiscal 2004, we are well positioned to produce significant organic growth with these and new customers in an expanding non-residential construction market. We also have the experience and financing necessary to continue implementing an accretive acquisition strategy in an industry experiencing increasing consolidation pressure. We expect these factors to support our ability to achieve our growth objectives for fiscal 2005.”

     NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

Dec. 8, 2004

     This release contains forward-looking statements concerning our business and operations. Forward-looking statements involve a number of risks and uncertainties, and our actual performance may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are industry cyclicality and seasonality, fluctuations in demand and prices for steel, the financial condition of our raw material suppliers, competitive activity and pricing pressure, ability to execute our acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect our financial position and results of operations are described in further detail in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in our expectations.

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

Dec. 8, 2004

NCI BUILDING SYSTEMS, INC.
STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	October 30,	November 1,	October 30,	November 1,
	2004	2003	2004	2003
Sales	$318,957	$254,826	$1,084,863	$898,150
Cost of sales	232,887	196,096	822,722	700,631

Gross profit	86,070	58,730	262,141	197,519
Selling, general and administrative expenses	47,499	36,820	165,165	140,356

Income from operations	38,571	21,910	96,976	57,163
Interest expense	(2,508)	(5,079)	(15,126)	(19,777)
Debt refinancing cost	—	—	(9,879)	—
Other income (expense), net	747	(567)	2,686	172

Income before income taxes	36,810	16,264	74,657	37,558
Provision for income taxes	13,776	6,152	29,767	14,758

Net income	$23,034	$10,112	$44,890	$22,800

Net income per share:
Basic	$1.15	$0.53	$2.28	$1.21
Diluted	$1.13	$0.53	$2.24	$1.20
Average shares outstanding:
Basic	20,069	18,938	19,709	18,811
Diluted	20,389	19,113	19,996	18,969
Increase in sales	25.2%		20.8%
Increase in diluted earnings per share	113.2%		86.7%
Gross profit percentage	27.0%	23.0%	24.2%	22.0%
Selling, general and administrative expenses percentage	14.9%	14.4%	15.3%	15.6%
Income from operations percentage	12.1%	8.6%	8.9%	6.4%

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

Dec. 8, 2004

NCI BUILDING SYSTEMS, INC.
COMPUTATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION,
AMORTIZATION AND OTHER NONCASH ITEMS (“ADJUSTED EBITDA”)
(Unaudited)
(In thousands)

	Trailing 12 Months
	October 30,	November 1,
	2004	2003
Net income	$44,890	$22,800
Add:
Provision for income taxes	29,767	14,758
Interest expense	15,126	19,777
Depreciation and amortization	22,974	23,007
401(k) noncash contributions	5,080	3,229
Loss on debt refinancing	9,879	—
Non-cash real estate	—	391

Adjusted EBITDA(1)	$127,716	$83,962

(1)	The Company discloses adjusted EBITDA, which is a non-GAAP measure, because it is a widely accepted financial indicator in the metal construction industry of a company’s profitability, ability to finance its operations, and meet its growth plans. This measure is also used by NCI internally to make acquisition and investment decisions. Adjusted EBITDA is calculated based on the terms contained in the Company’s credit agreement. Adjusted EBITDA should not be considered in isolation or as a substitute for net income determined in accordance with generally accepted accounting principles in the United States.

-MORE-

NCI Building Systems Reports Fourth-Quarter Results

Dec. 8, 2004

NCI BUILDING SYSTEMS, INC.
CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	October 30,	November 1,
	2004	2003
ASSETS
Cash	$8,222	$14,204
Accounts receivable, net	108,869	96,620
Inventories	138,363	59,334
Deferred taxes	12,873	8,904
Prepaids	6,491	6,243

Total current assets	274,818	185,305

Property, net	185,687	201,826
Excess of cash over fair value of acquired net assets	318,247	318,247
Other assets	4,105	7,782

Total assets	$782,857	$713,160

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$2,000	$6,250
Accounts payable	57,569	55,106
Accrued expenses	88,012	57,364

Total current liabilities	147,581	118,720

Long-term debt, noncurrent portion	214,700	242,500
Deferred income taxes	19,399	20,189
Equity	401,177	331,751

	$782,857	$713,160

- MORE -

NCI Building Systems Reports Fourth-Quarter Results

Dec. 8, 2004

NCI BUILDING SYSTEMS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Year Ended
	October 30, 2004	November 1, 2003
Net income	$44,890	$22,800
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on debt refinancing	9,879	—
Depreciation and amortization	22,974	23,007
Loss on sale of fixed assets	202	975
Provisions for doubtful accounts	2,769	3,842
Deferred income tax provision	(4,759)	(705)
(Increase) decrease in current assets	(94,295)	4,445
Increase (decrease) in current liabilities	42,070	14,904

Net cash provided by operating activities	23,730	69,268

Cash flows from investing activities:
Proceeds from sale of fixed assets	1,458	1,634
Capital expenditures	(9,327)	(17,912)
Acquisitions	—	(4,310)
Other	1,858	2,257

Net cash used in investing activities	(6,011)	(18,331)

Cash flows from financing activities:
Proceeds from stock option exercises	16,409	2,401
Net borrowings (payments) on revolving lines of credit	11,700	(42,300)
Borrowings of long-term debt	200,000	—
Payments on long-term debt	(243,750)	(6,250)
Payment of debt refinancing costs	(8,060)	—
Purchase of treasury stock	—	(114)

Net cash used in financing activities	(23,701)	(46,263)

Net increase (decrease) in cash	(5,982)	4,674
Cash at beginning of period	14,204	9,530

Cash at end of period	$8,222	$14,204